Exhibit 99.1

FOR IMMEDIATE RELEASE
ATLANTIC INTERNATIONAL REPORTS RECORD FIRST QUARTER 2026 REVENUE OF $249.9 MILLION

Circle8 Acquisition Establishes Global Workforce Solutions Platform Across North America and Europe

ENGLEWOOD CLIFFS, N.J., June 22, 2026 — Atlantic International Corp. (Nasdaq: ATLN) today reported financial results for the first quarter ended March 31, 2026, and filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

The quarter reflects the first contribution of Circle8 Group following the completion of the acquisition on January 23, 2026. The transaction meaningfully expanded Atlantic's geographic reach and operating scale, establishing the Company as a transatlantic workforce solutions platform.

The quarter also reflects the initial integration of Circle8 and includes acquisition-related accounting and financing impacts associated with the transaction.

First Quarter 2026 Highlights

• Revenue increased 143% to approximately $249.9 million, compared to $102.8 million in the prior year period.
• Gross profit increased 92% to approximately $21.4 million, compared to $11.2 million in the prior year period.
• Cash and cash equivalents of approximately $24.1 million as of March 31, 2026.
• Combined operations now exceed $1.1 billion in annualized revenue, serving clients across North America and Europe.

“The first quarter marks a turning point for Atlantic,” said Jeffrey Jagid, Chief Executive Officer of Atlantic International.

“With the addition of Circle8, we have significantly expanded our scale, geographic reach and capabilities, creating a workforce solutions platform with more than $1 billion in annual revenue across North America and Europe.

Our focus is on disciplined integration, operational execution and leveraging our expanded platform to capture growth opportunities while continuing to meet our public company reporting obligations, including the remaining reporting requirements related to the Circle8 acquisition.

We believe the combination of Atlantic and Circle8 creates a unique platform with the scale, client relationships and market presence to pursue growth opportunities across North America and Europe.”

Guus Franke, Executive Chairman of Atlantic International, added:

“Combining Atlantic and Circle8 has created a differentiated platform with the scale, expertise and client relationships to support enterprise customers across both sides of the Atlantic.
We believe the long-term value of the combination lies in the strength of the combined client base, the breadth of service offerings, and the opportunities created through the integration of Atlantic and Circle8.
We continue to see strong demand across AI, cybersecurity, cloud, software engineering and digital transformation markets and believe the combined platform is well positioned to capitalize on these trends while expanding cross-border client relationships and delivering long-term value for shareholders.”
Combining Atlantic and Circle8 has created a differentiated platform with the scale, expertise and client relationships to support enterprise customers across both sides of the Atlantic.

Atlantic’s combined operations provide staffing, consulting and workforce management solutions to clients in technology, financial services, industrial and public sector markets. The Company’s Form 10-Q for the quarter ended March 31, 2026 is available on the SEC’s EDGAR system and the Company’s investor relations website.

About Atlantic International Corp.

Atlantic International Corp. (Nasdaq: ATLN) is a global workforce solutions company with operations across North America and Europe. Through its operating subsidiaries, the Company provides staffing, consulting and workforce management services across technology, professional services, industrial, administrative and public sector markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to update any forward-looking statements except as required by law.
Investor Relations Contact
Kevin Murphy
Chief Financial Officer
Atlantic International Corp
kmurphy@atlantic-international.com